Exhibit 99.1

Penson Worldwide, Inc. 1700 Pacific Avenue, Suite 1400 Dallas, Texas 75201 www.penson.com
PRESS RELEASE
PENSON REPORTS RECORD EARNINGS IN THIRD QUARTER ENDED SEPTEMBER 30, 2006
DALLAS, TX, October 25, 2006 — Penson Worldwide, Inc. (NASDAQ: PNSN), a leading provider of execution, clearing, custody, settlement and technology products and services to the securities industry, today announced record earnings in the quarter ended September 30, 2006, its second report since the Company’s May 2006 IPO.
Income from continuing operations increased more than five-fold, to $6.6 million compared to $1.2 million in the similar quarter last year. Earnings per diluted share from continuing operations increased more than three-fold, to $0.26, from $0.07, on 40% more shares outstanding, reflecting the recent IPO.
Total revenues increased 65%, to $68.8 million compared to $41.6 million in the same quarter last year. Revenues year over year increased 22% in clearing operations, 87% in gross interest, 50% in technology and 107% in other revenues. Revenues calculated to reflect net interest income grew to $49.8 million from $32.6 million in the year ago quarter.
“Penson’s strong third quarter year over year revenue growth resulted from an increased correspondent base, growth in our correspondents’ underlying assets that earn interest, higher yields, and improved performances in our technology business and in operations in the UK,” said Philip A. Pendergraft, Chief Executive Officer. “Combined with good control over operating expenses and effective use of the capital from our IPO, we continued, despite the seasonal slowdown in trading from the second quarter, to expand margins and generate significantly higher net income.”
For the nine months ended September 30, 2006, revenues increased 79% to $208.2 million compared to $116.7 million in the same period last year. Revenues calculated to reflect net interest income grew to $145.6 million compared to $90.1 million in the same quarter last year. Income from continuing operations rose to $16.6 million, or $0.74 per diluted share, compared to $0.2 million, or $0.01 per share. Second and third quarter 2006 results include $0.01 per diluted share each from a previously announced favorable tax adjustment.

PENSON 3Q06 and 9M06 RESULTS
Analysis of Third Quarter 2006 Results
Revenue from clearing operations increased 22% to $17.2 million, compared to the same quarter last year, reflecting an increased number of correspondents, higher trading volume, and greater volume per correspondent. Correspondents increased 9% to 229, from 210 in the year ago quarter due to organic growth.
Gross interest revenue grew 87%, to $40.0 million, compared to the same quarter last year, reflecting increased assets, higher rates and Penson’s effective use of new capital. Revenue from average daily interest earning asset based balances increased 41%, to $28.5 million from $20.2 million in the same quarter last year, as these balances increased 16%, to $2.2 billion from $1.9 billion. Yield was 5.19% compared to 4.29% in the same quarter last year, and spread was 2.56% compared to 1.44%
Gross interest revenue also benefited from an increase, to $10.1 million from $0.2 million in the same quarter last year, from average daily interest earning balances in the Conduit external stock loan business, which initiated operations in the year-ago quarter. Average daily balances increased significantly year over year to $848.6 million, with yield at 4.76% and spread at 0.33%.
Technology revenues increased 50%, to $2.9 million for the quarter compared to the third quarter last year, primarily as a result of increases in both recurring and development revenues. Other revenue expanded 107%, to $8.7 million, due to increases in trading revenues in equities and foreign exchange, bond commissions in Canada, and equity and option execution fees in the U.S. and Canada.
Operating expenses increased more slowly than revenues, resulting in a profit margin of 14.9% in the September 2006 quarter, compared to 4.6% in the September 2005 quarter. The combined loss from Technology and UK operations declined 48%, to $1.7 million versus a loss of $3.3 million in the same quarter last year. Interest expense on short-term debt was $19.0 million compared to $9.0 million a year ago, primarily due to both higher interest earning balances and rates, but spread was higher, as previously mentioned. Interest expense on long term debt decreased 21%, to $0.5 million from $0.7 million for the quarter ended September 30, 2005, reflecting lower average debt balances as a portion of the IPO proceeds were used to pay down long term borrowings.
Commenting on the September 2006 quarter, Daniel P. Son, President of Penson, noted, “We continue to attract quality executives to assist in the Company’s growth. In August, we appointed William McLemore as SVP and Chief Technology Officer, responsible for developing our global technology vision. Mr. McLemore came to us from SunGard Phase3, where he served as SVP of Product Development and Professional Services. In September, we appointed Bart McCain as SVP and Chief Administrative Officer of our US clearing broker, responsible for cash management, strategic planning and areas related to measuring corporate performance. Mr. McCain previously was Controller at Automated Trading Desk, LLC, where he was responsible for accounting, financial reporting, tax reporting, budgeting and cash management.”

PENSON 3Q06 and 9M06 RESULTS
Conference Call
Penson will host a conference call to discuss its third quarter results on Thursday, October 26, 2006, at 10:00 AM Eastern Time (9:00 AM Central Time). The call will be accessible live via a webcast on the Investor Relations section of Penson’s website located at www.penson.com. Institutional Investors can access call details via Thomson Financial StreetEvents at www.streetevents.com. A webcast replay will be available shortly thereafter on both those sites.
About Penson Worldwide: www.penson.com
The Penson Worldwide group of companies includes Penson Financial Services, Inc., Penson Financial Services Canada, Inc., Penson Financial Services, Ltd., Nexa Technologies, Inc. and Penson Financial Futures, Inc. among other companies. The Penson Worldwide group of companies provides execution, clearing, custody, settlement, and technology infrastructure products and services to securities firms and others servicing the securities industry. Penson Financial Services, Inc., headquartered in Dallas, Texas, has served the clearing needs of all types of broker/dealers since 1995. Penson is the flexible choice in global securities services™.
Penson Financial Services, Inc. is a member of the Chicago Stock Exchange, the NASD, Inc., the Chicago Board Options Exchange, OneChicago, the International Securities Exchange, the NYSE Arca Exchange, the Options Clearing Corp, the MSRB, NSCC, ICMA, DTC, Euroclear, and SIPC and is a participant of the Boston Options Exchange (BOX). Penson Financial Services Canada, Inc. is a participating organization with the Toronto Stock Exchange, the Montreal Exchange, and the TSX Venture Exchange, is regulated by the Investment Dealers Association of Canada, and is a member of the CIPF. Penson Financial Services, Ltd. is a member of the London Stock Exchange and is authorized and regulated by the Financial Services Authority. Penson Financial Futures, Inc. is a Futures Commission Merchant member of the National Futures Association.
Forward-Looking Statements
Statements contained in this news release that are not based on current or historical fact are forward-looking in nature. Such forward-looking statements are based on current plans, estimates and expectations. Forward-looking statements are subject to known and unknown risks, assumptions, uncertainties and other factors. Penson’s actual results, performance, or achievements may differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Penson undertakes no obligation to publicly update or revise any forward-looking statement.
Contact:
Public Relations: Intermarket Communications, Andy Yemma, 212-754-5450, andy@intermarket.com, Neil Shapiro, 212-754-5423, neil@intermarket.com
Investor Relations: Anreder & Company, Gary Fishman, gary.fishman@anreder.com, Steven Anreder, steven.anreder@anreder.com, 212-532-3232

PENSON 3Q06 and 9M06 RESULTS
Penson Worldwide, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues
Revenues from clearing operations	$17,180	$14,102	$56,421	$42,754
Technology revenues	2,890	1,923	8,451	4,926
Interest, gross	40,038	21,360	117,184	58,014
Other	8,684	4,199	26,176	10,954

	68,792	41,584	208,232	116,648

Expenses
Employee compensation and benefits	19,607	15,449	58,990	42,738
Floor brokerage, exchange and clearance fees	5,265	3,196	16,413	11,472
Communications and data processing	5,586	5,070	17,874	14,316
Occupancy and equipment	3,346	2,569	9,778	7,459
Interest expense on short-term obligations	19,030	8,982	62,660	26,522
Other expenses	5,197	3,724	14,109	11,433
Interest expense on long-term debt	539	686	2,612	2,262

	58,570	39,676	182,436	116,202

Income from continuing operations before income taxes	10,222	1,908	25,796	446
Income tax expense	3,579	756	9,245	231

Income from continuing operations	6,643	1,152	16,551	215

Income from discontinued operations, net of tax of $0, $54, $156, and $68 respectively	—	84	243	109

Net income	$6,643	$1,236	$16,794	$324

Earnings per share-basic:
Earnings per share from continuing operations	$0.27	$0.08	$0.76	$0.01

Earnings per share from discontinued operations	—	—	0.01	0.01

Net income per share	$0.27	$0.08	$0.77	$0.02

Earnings per share-diluted:
Earnings per share from continuing operations	$0.26	$0.07	$0.74	$0.01

Earnings per share from discontinued operations	—	—	0.01	0.01

Net income per share	$0.26	$0.07	$0.75	$0.02

Weighted average shares outstanding — basic	25,034	15,181	21,866	15,177

Weighted average shares outstanding — diluted	25,314	18,120	22,284	18,020

PENSON 3Q06 and 9M06 RESULTS
Penson Worldwide, Inc.
Condensed Consolidated Statements of Financial Condition
(Unaudited)
(In thousands, except par values)

	September 30,	December 31,
	2006	2005
ASSETS
Cash and cash equivalents	$82,513	$99,506
Cash and securities — segregated under Federal and other regulations	508,460	367,036

Receivable from broker-dealers and clearing organizations	309,643	250,668
Receivable from customers, net	1,181,158	978,747
Receivable from correspondents	172,939	89,166
Securities borrowed	1,475,482	1,372,923
Securities owned, at market value	158,135	126,210
Deposits with clearing organizations	173,403	134,310
Property and equipment, net	15,314	14,846
Assets held for disposal	—	63,267
Other assets	105,132	82,202

Total assets	$4,182,179	$3,578,881

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Payable to broker-dealers and clearing organizations	$333,274	$179,558
Payable to customers	2,084,377	1,287,378
Payable to correspondents	170,554	179,774
Short-term bank loans	65,044	125,996
Notes payable	11,300	52,395
Securities loaned	1,208,423	1,532,223
Securities sold, not yet purchased	59,100	36,795
Liabilities held for disposal	—	52,825
Accounts payable, accrued and other liabilities	47,187	41,985

Total liabilities	3,979,259	3,488,929
Stockholders’ Equity
Total stockholders’ equity	202,920	89,952

Total liabilities and stockholders’ equity	$4,182,179	$3,578,881

Penson Worldwide, Inc.
Supplemental Data

	Three Months Ended			Nine Months Ended
	March 31,	June 30,	September 30,	September 30,
(in thousands)	2006	2006	2006	2006
Interest revenue

Interest on asset based balances	$23,204	$26,285	$28,456	$77,945
Interest on conduit borrows	13,601	11,197	10,093	34,891
Money market	1,451	1,408	1,489	4,348

Total interest revenue	38,256	38,890	40,038	117,184

Interest expense

Interest expense on liability based balances	10,251	11,002	9,637	30,890
Interest on conduit loans	12,147	10,230	9,393	31,770

	22,398	21,232	19,030	62,660

Net interest revenue	$15,858	$17,658	$21,008	$54,524

Average daily balance (1)

Interest earning average daily balance	$2,097,358	$2,269,688	$2,191,632	$2,186,571
Interest paying average daily balance	1,667,514	1,754,243	1,461,099	1,626,862

Conduit borrow	1,241,219	985,707	848,635	1,023,749
Conduit loan	1,242,426	986,683	848,440	1,024,406

Average interest rate on balances (1)

Interest earning average daily balance	4.43%	4.63%	5.19%	4.75%
Interest paying average daily balance	2.46%	2.51%	2.64%	2.53%

Spread	1.97%	2.12%	2.56%	2.22%

Conduit borrow	4.38%	4.54%	4.76%	4.54%
Conduit loan	3.91%	4.15%	4.43%	4.13%

Spread	0.47%	0.40%	0.33%	0.41%

(1)	Excludes money market revenues and balances. Money market balances are not recorded on the PWI balance sheet.

Prior period amounts have been reclassified to conform to September 2006 presentation.